Exhibit 99.1

Galena Biopharma Reports Fourth Quarter and 2011

Financial Results and Provides Business Update

Lake Oswego, Oregon, March 28, 2012— Galena Biopharma (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments addressing major unmet medical needs to advance cancer care, today provided a business update and reported its financial results for the year ended December 31, 2011.

The net loss for the year ended December 31, 2011 was $11.5 million or $0.32 per share, compared with a net loss of $12.0 million, or $0.67 per share, for the year ended December 31, 2010. The decrease of $0.5 million, or 4%, was due primarily to a $4.7 million increase in non-cash income as a result of the change in fair value of warrant liabilities partially offset by a $4.2 million increase in net loss from operations.

Net income was $1.6 million, or $0.04 per basic and diluted share, for the fourth quarter of 2011, compared with a net loss of $1.8 million, or $0.10 per basic and diluted share, for the fourth quarter of 2010. The increase of $3.4 million, or 189%, was attributable to a $5.5 million increase in non-cash income as a result of the change in fair value of warrant liability partially offset by a $2.1 million increase in net loss from operations.

As of December 31, 2011, cash and cash equivalents totaled $11.4 million, compared with cash and cash equivalents of $6.9 million at December 31, 2010.

Recent Business Highlights

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Lead product, NeuVax™ (E75+GM-CSF), is the first adjuvant breast cancer vaccine to reach pivotal Phase 3 clinical trials. NeuVax consists of the synthetic E75 peptide derived from the HER2 oncogene product combined with the immune stimulant granulocyte macrophage colony stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. Based on promising Phase 2 results, we initiated a randomized, multi-national Phase 3 trial with NeuVax in January 2012, with a Special Protocol Assessment (SPA) granted by the FDA. This Phase 3 study PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) will be conducted in approximately 100 clinical sites worldwide.

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Phase 2 study to explore NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche). Based on a promising pilot program, a randomized, multi-center Phase 2 trial enrolling 300 patients is expected to initiate in 2012 and will be run by The Henry M. Jackson Foundation for the Advancement of Military Medicine (HJF) and co-funded by Genentech/Roche.

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Expanded the pipeline last year by licensing Folate Binding Protein (E39), or FBP. The Company licensed its second product, FBP, another targeted cancer vaccine which contains the E39 peptide, an antigen that is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers. A Phase 1/2 trial was initiated in February 2012.

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Strengthened the balance sheet. Galena reinforced its financial condition through equity financings totaling $18 million in 2011 and established an equity facility of another $10 million in February 2012.

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Significantly strengthened Galena’s leadership team. Rosemary Mazanet, M.D., Ph.D., joined us as Chief Medical Officer. Recently, Galena also bolstered its Scientific Advisory Board with the addition of esteemed oncology experts: David A. Scheinberg, M.D., Ph.D., Memorial Sloan-Kettering Cancer Center’s Vincent Astor Chair and Chair of the Molecular Pharmacology and Chemistry Program in the Sloan-Kettering Institute; and, Hope S. Rugo, M.D., Clinical Professor of Medicine in the Division of Hematology and Oncology at the University of California San Francisco Helen Diller Family Comprehensive Cancer Center.

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To further tighten its strategic focus and asset allocation, Galena initiated a process to spin-off non-core, preclinical RNAi assets. This marks the final step in Galena’s strategic transformation into a late-stage oncology company from a preclinical RNAi company. Galena, in association with prominent strategic investors who will provide separate funding, transferred the company’s RNAi technology and related assets to a new subsidiary corporation that retained the RXi Pharmaceuticals name. In February 2012, the company completed the registration of the spin-off with the Securities and Exchange Commission and announced a conditional dividend distribution to its stockholders with a record date as of the close of March 8, 2012. If the conditions to the distribution are satisfied and the distribution is completed, Galena stockholders will receive one share of the RXi common stock for each Galena common share owned.

“2011 was a period of significant transformation and growth, and we made tremendous progress in developing our cancer immunotherapy pipeline,” stated Mark J. Ahn, Ph.D., Galena’s President and Chief Executive Officer. “We are well-positioned to take advantage of our novel oncology assets and intellectual property with three clinical trials, two leading immunotherapy candiates, and one goal – to build value for patients and the shareholders we serve.”

About NeuVax™ (E75 + GM-CSF)

NeuVax consists of the E75 peptide derived from human epidermal growth factor receptor 2 (HER2) combined with the immune adjuvant granulocyte macrophage colony-stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial that achieved its primary endpoint of disease-free survival, the Food and Drug Administration granted NeuVax a Special Protocol Assessment for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at www.neuvax.com.

According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% of them have breast cancer tissue that tests positive for some level of HER2 staining (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease, are eligible for Herceptin® (trastuzumab; Roche-Genentech), which had revenues of over $5 billion in 2010. NeuVax targets the 50% of patients with tumors that stain low or intermediate for HER2 (HER2 1+ and 2+), who would not receive Herceptin after they successfully complete their surgery, adjuvant chemotherapy and radiation. This provides this large group of early stage breast cancer patients an option for a HER2-targeted adjuvant treatment to maintain their disease-free status.

About Folate Binding Protein (E39), or FBP

Folate Binding Protein (FBP) is a targeted vaccine aimed at preventing the recurrence of ovarian, endometrial, and breast cancers. The FBP vaccine consists of the E39 peptide derived from the folate binding protein combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). FBP is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers, as well as 20–50% of breast, lung, colorectal, and renal cell carcinomas. FBP has very limited tissue distribution and expression in non-malignant tissue, making it an ideal immunotherapy target.

Ovarian cancer occurs in over 22,000 patients per year in the U.S. and is the most lethal gynecologic cancer. Although the incidence of ovarian cancer is only approximately 20% of that of breast cancer, the number of patients that die from ovarian cancer is nearly 50% greater than the percentage of breast cancer patients who die from this disease. Endometrial cancer is the most common gynecologic cancer and occurs in over 46,000 women, with over 8,000 deaths in the U.S. annually. While many patients respond to initial treatment and become clinically free of disease, the majority of these patients will relapse, and, once the disease recurs, the treatment options and successes drop dramatically.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Registration Statement

A registration statement relating to the proposed distribution of the RXi shares described in this press release has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be lawful to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of the transactions recently announced by Galena and the timing of the proposed conditional dividend and distribution of its RXi shares, as well as statements about expectations, plans and prospects of the development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that the anticipated benefits of the announced transactions are not achieved and that the dividend and distribution of RXi shares are delayed or never completed, as well as the risks, uncertainties and assumptions relating to the development of Galena’s product candidates, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES

(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31, 2011	For the Three Months Ended December 31, 2010	For the Twelve Months Ended December 31, 2011	For the Twelve Months Ended December 31, 2011
Research and development expense	$3,703	$1,747	$11,538	$7,873
General and administrative expense	2,107	1,949	9,249	8,752

Operating loss	(5,810)	(3,696)	(20,787)	(16,625)
Other income (expense), net	7,399	1,865	9,302	4,632

Net income (loss)	$1,589	$(1,831)	$(11,485)	$(11,993)

Net income (loss) per common share:
Basic and diluted income (loss) per share	$0.04	$(0.10)	$(0.32)	$(0.67)

Weighted average common shares outstanding:
Basic and diluted	44,158,562	18,372,759	36,334,413	17,883,381

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$11,433	$6,891
Restricted cash	101	—
Prepaid expenses	276	150

Total current assets	11,810	7,041
Equipment and furnishings, net	393	419
In-process research and development	12,864	—
Goodwill	5,898	—
Deposits	3	16

Total Assets	$30,968	$7,476

LIABILITIES AND STOCKHOLDERS EQUITY Current liabilities:
Accounts payable	$2,155	$724
Accrued expenses and other current liabilities	2,168	1,113
Convertible note payable	500	—
Deferred revenue	816	—
Current maturities of capital lease obligations	35	51
Fair value of warrants potentially settleable in cash	3,746	3,138
Current contingent consideration	1,782	—

Total current liabilities	11,202	5,026
Capital lease obligations, net of current maturities	32	20
Deferred tax liability, non-current	5,053	—

Contingent consideration, net of current portion	4,569	—

Total liabilities	20,856	5,046
Total stockholders’ equity	10,112	2,430

Total liabilities and stockholders’ equity	$30,968	$7,476

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com